FOR IMMEDIATE RELEASE
Contact: Nick Zangari
(502) 394-1157
Nick.Zangari@kyderby.com
CHURCHILL DOWNS INCORPORATED REPORTS
2022 FOURTH QUARTER AND FULL YEAR RESULTS
LOUISVILLE, Ky. (February 22, 2023) - Churchill Downs Incorporated (Nasdaq: CHDN) (the “Company”, “CDI”) today reported business results for the quarter and full year ended December 31, 2022.
Company Highlights
▪Record 2022 net revenue of $1,809.8 million, up 13% compared to $1,597.2 million in the prior year
▪Record 2022 net income of $439.4 million, up 76% compared to $249.1 million in the prior year
▪Record 2022 Adjusted EBITDA of $763.6 million, up 22% compared to $627.0 million in the prior year
▪We successfully ran the 148th Kentucky Derby on the first Saturday in May generating record Adjusted EBITDA
▪We completed the acquisition of substantially all the assets of Peninsula Pacific Entertainment LLC with a purchase price of $2.75 billion on November 1, 2022 (“P2E Transaction”)
▪We completed the acquisition of Chasers Poker Room in Salem, New Hampshire on September 2, 2022, which will enable the Company to expand its historical racing machine (“HRM”) strategy with table games to the New England market (“Chasers Transaction”)
▪We completed the acquisition of Ellis Park Racing & Gaming on September 26, 2022, which includes the rights to build a HRM entertainment venue in Owensboro, Kentucky (“Ellis Park Transaction”)
▪We closed the sale of the excess Calder land for $291.0 million on June 17, 2022
▪We closed the sale of our Arlington Heights, Illinois property to the Chicago Bears for $197.2 million on February 15, 2023

CONSOLIDATED RESULTS

	Fourth Quarter		Years Ended December 31,
(in millions, except per share data)	2022	2021	2022	2021

Net revenue	$480.1	$364.8	$1,809.8	$1,597.2
Net income	$1.0	$43.3	$439.4	$249.1
Diluted EPS	$0.03	$1.11	$11.42	$6.35
Adjusted EBITDA(a)	$180.7	$127.0	$763.6	$627.0

(a) This is a non-GAAP measure. See explanation of non-GAAP measures below.

SEGMENT RESULTS
During the first quarter of 2022, we updated our operating segments to include the results of our United Tote business in the TwinSpires segment. Results of our United Tote business were previously included in our All Other segment. During the fourth quarter of 2022, we also updated our operating segments to reflect the geographies in which we operate. The summaries below present net revenue from external customers and intercompany revenue from each of our reportable segments.

Live and Historical Racing

	Fourth Quarter		Years Ended December 31,
(in millions)	2022	2021	2022	2021

Net revenue	$180.9	$93.9	$646.4	$430.6
Adjusted EBITDA	61.2	30.6	287.5	175.0

Fourth Quarter 2022
▪Net revenue for the fourth quarter of 2022 increased $87.0 million from the prior year quarter primarily due to $62.4 million in revenue attributable to the Virginia properties acquired in the P2E Transaction, $6.9 million in revenue attributable to properties acquired in the Ellis Park and Chasers Transactions, and a $17.7 million increase driven primarily by continued growth at our Oak Grove property and the opening of Turfway Park in September 2022.
▪Adjusted EBITDA for the fourth quarter of 2022 increased $30.6 million from the prior year quarter primarily due to a $30.1 million increase attributable to the Virginia properties acquired in the P2E Transaction and a $0.5 million increase attributable to the Chasers Transaction. Adjusted EBITDA growth from our Oak Grove property was offset by a decrease from Turfway Park associated with its first quarter of operation and from Derby City Gaming due to disruption from construction associated with the gaming floor and hotel expansion.
Total Year 2022
▪Net revenue for 2022 increased $215.8 million primarily due to $62.4 million in revenue attributable to the Virginia properties acquired in the P2E Transaction, $8.0 million in revenue attributable to properties acquired in the Ellis Park and Chasers Transactions, $77.6 million in increased revenue at Churchill Downs Racetrack primarily due to the running of the 2022 Kentucky Derby without capacity restrictions that were in place in 2021, and a $67.8 million increase driven primarily by growth at our Oak Grove property and at Derby City Gaming as well as the opening of Turfway Park in September 2022.
▪Adjusted EBITDA for 2022 increased $112.5 million due to a $30.1 million increase attributable to the Virginia properties acquired in the P2E Transaction, a $0.7 million increase attributable to properties acquired in the Ellis Park and Chasers Transactions, a $59.1 million increase at Churchill Downs Racetrack primarily due to the running of the 2022 Kentucky Derby without capacity restrictions that were in place in 2021, and a $22.6 million increase primarily due to the continued growth at our Oak Grove property and at Derby City Gaming.

TwinSpires

	Fourth Quarter		Years Ended December 31,
(in millions)	2022	2021	2022	2021

Net revenue	$94.3	$101.2	$441.6	$457.8
Adjusted EBITDA	25.0	12.9	114.1	82.7

Fourth Quarter 2022
▪Net revenue for the fourth quarter of 2022 decreased $6.9 million from the prior year quarter primarily due to the decision to exit the direct online Sports and Casino business in the first quarter of 2022 and due to a decline in Horse Racing wagering.
▪Adjusted EBITDA for the fourth quarter of 2022 increased $12.1 million from the prior year quarter due to a $14.3 million increase from our Sports and Casino business primarily due to decreased marketing and promotional activities and a $2.2 million decrease attributable to lower Horse Racing net revenue.
Total Year 2022
▪Net revenue decreased $16.2 million primarily due to a decrease in pari-mutuel handle as a higher portion of our patrons returned to wagering at brick-and-mortar facilities instead of wagering online and the decision to exit the direct online Sports and Casino business in the first quarter of 2022.
▪Adjusted EBITDA for 2022 increased $31.4 million primarily due to a $40.0 million increase from our Sports and Casino business primarily due to decreased marketing and promotional activities and an $8.6 million decrease attributable to lower Horse Racing net revenue.

Gaming

	Fourth Quarter		Years Ended December 31,
(in millions)	2022	2021	2022	2021

Net revenue	$212.2	$172.8	$761.8	$698.4
Adjusted EBITDA	112.4	99.0	421.9	411.9

Fourth Quarter 2022
▪Net revenue for the fourth quarter of 2022 increased $39.4 million from the prior year quarter primarily due to $46.5 million attributable to the New York and Iowa properties acquired in the P2E Transaction and a $7.1 million decrease from seven of our existing wholly-owned properties in five states that was partially offset by growth at our Ocean Downs property in Maryland.
▪Adjusted EBITDA for the fourth quarter of 2022 increased $13.4 million from the prior year quarter driven by a $17.9 million increase attributable to the New York and Iowa properties acquired as part of the P2E Transaction, a $1.2 million increase from our equity investments, and a $5.7 million decrease at our existing wholly-owned properties.
Total Year 2022
▪Net revenue increased $63.4 million primarily due to $46.5 million attributable to our New York and Iowa properties acquired in the P2E Transaction, $25.5 million in Maine, Florida, and Maryland as a result of certain capacity restrictions during the first half of 2021 and a $9.7 million increase in Louisiana as a result of the 2022 Jazz Festival that was not held in the prior year due to COVID-19 and shutdowns in 2021 due to Hurricane Ida that did not recur. Partially offsetting these increases was a decrease of $18.3 million primarily from our Mississippi and Pennsylvania properties due to the current economic conditions.
▪Adjusted EBITDA for 2022 increased $10.0 million driven by a $17.9 million increase in New York and Iowa from the properties acquired as part of the P2E Transaction, an $11.6 million increase primarily from our properties in Maine, Florida, and Louisiana as a result of capacity restrictions in 2021 that did not recur, and a $2.8 million increase from our equity investments. Partially offsetting these increases was a decrease of $22.3 million primarily from our Mississippi and Pennsylvania properties due to the current economic conditions.

All Other

	Fourth Quarter		Years Ended December 31,
(in millions)	2022	2021	2022	2021

Net revenue	$1.1	$4.2	$3.3	$49.2
Adjusted EBITDA	(17.9)	(15.5)	(59.9)	(42.6)

Fourth Quarter 2022
▪Net revenue for the fourth quarter of 2022 decreased $3.1 million from the prior year quarter primarily as a result of Arlington International Racecourse (“Arlington”) ceasing racing and simulcast operations at the end of 2021.
▪Adjusted EBITDA for the fourth quarter of 2022 decreased $2.4 million from the prior year quarter due to a $3.8 million increase in Corporate compensation related expenses driven by enterprise growth and increased legal fees that was partially offset by the elimination of the $1.4 million operating loss related to Arlington.
Total Year 2022
▪Net revenue for 2022 decreased $45.9 million primarily as a result of Arlington ceasing racing and simulcast operations at the end of 2021.
▪Adjusted EBITDA for 2022 decreased $17.3 million primarily due to the elimination of the $9.7 million operating income related to Arlington as a result of ceasing racing and simulcast operations at the end of 2021 and a $7.6 million increase in Corporate compensation related expenses, legal fees, and charitable donations.

ACQUISITION / DISPOSITION UPDATE
Peninsula Pacific Entertainment LLC Acquisition:
On November 1, 2022, the Company completed the acquisition of substantially all the assets of Peninsula Pacific Entertainment LLC (“P2E”) with a base purchase price of $2.75 billion subject to working capital and other purchase price adjustments. The P2E assets acquired included Colonial Downs Racetrack and six HRM entertainment venues in Virginia, del Lago Resort & Casino in New York, and Hard Rock Hotel & Casino in Iowa, as well as the development rights for two properties currently under development in Dumfries and Emporia, Virginia with up to five additional HRM entertainment venues, and ONE Casino & Resort in collaboration with Urban One.

Exacta Systems, LLC Acquisition:
On December 19, 2022, the Company announced that it entered into a definitive agreement under which we would acquire all the outstanding equity interests of Exacta Systems, LLC for total consideration of $250.0 million in cash, subject to certain working capital and other purchase price adjustments. This transaction will provide the Company the ability to realize synergies related to the Company's recent acquisition of the HRM entertainment venues in Virginia.

CAPITAL MANAGEMENT
Share Repurchase Program
The Company repurchased 146,724 shares of its common stock at an average share price of approximately $204.44 based on trade date in conjunction with its publicly announced share repurchase program at a total cost of $30.0 million in the fourth quarter of 2022. The Company repurchased 873,922 shares of its common stock at an average share price of approximately $200.78 based on trade date in conjunction with its publicly announced share repurchase program at a total cost of $175.5 million in 2022. We had $270.2 million of repurchase authority remaining under this program on December 31, 2022.

Annual Dividend
On October 25, 2022, the Company's Board of Directors approved an annual cash dividend on the Company's common stock of $0.714 per outstanding share, a 7% increase over the prior year. The dividend was payable on January 6, 2023 to shareholders of record as of the close of business on December 2, 2022, with the aggregate cash dividend paid to each shareholder rounded to the nearest whole cent. The 7% increase marks the twelfth consecutive year that the Company has increased the dividend.

Capital Investments
We currently expect our project capital to be approximately $575 to $675 million in 2023, although this amount may vary significantly based on the timing of work completed, unanticipated delays, and timing of payments to third parties. We plan to use our operating cash flows, cash on hand, and the proceeds from our land sales to fund our capital project expenditures.

Term Loan A Increase
CDI has received commitments to increase our existing term loan A due 2027 from $800 million to $1,300 million and to make certain other changes to its existing credit agreement. The interest rate applicable to such increased loans will be SOFR-based plus a spread, determined by our total net leverage ratio. Closing on our term loan A increase is subject to finalizing documentation, approvals from certain gaming regulators and satisfaction of closing conditions, which is planned to take place within the next week. We intend to use proceeds from the term loan A increase to repay outstanding borrowings under our revolving credit facility.

NET INCOME
Fourth Quarter 2022 Results
The Company's fourth quarter 2022 net income was $1.0 million compared to $43.3 million in the prior year quarter.
The following items impacted the comparability of the Company's fourth quarter net income:
▪$22.2 million increase in non-cash after-tax increase in asset impairments at Presque Isle;
▪$23.3 million after-tax increase in expenses related to transaction, pre-opening and other expenses, net;
▪$3.6 million after-tax reduction in the benefit related to our equity portion of the non-cash change in the fair value of Rivers Des Plaines' interest rate swaps; and
▪$0.4 million after-tax increase in legal reserves.
Partially offset by:
▪$1.0 million after-tax decrease in expenses related to our equity portion of Rivers Des Plaines' legal reserves and transaction costs that did not occur in the current year quarter.
Excluding the items above, fourth quarter 2022 adjusted net income increased $6.3 million primarily due to the following:
▪$29.5 million after-tax increase from the prior year quarter driven by the results of our operations and equity income from our unconsolidated affiliates; and

▪Partially offset by $23.2 million after-tax increase from the prior year quarter in interest expense associated with higher outstanding debt balances.
Full Year 2022 Results
The Company's 2022 net income attributable to Churchill Downs Incorporated was $439.4 million compared to $249.1 million in the prior year.
The following items impacted the comparability of the Company's full year net income from continuing operations:
▪$198.7 million after tax gain on the sale of Calder assets; and
▪$6.5 million after tax decrease in expense related to Rivers Des Plaines' legal reserves and transaction costs.
Partially offset by:
▪$35.5 million after-tax increase in expenses related to transaction, pre-opening and other expenses, net;
▪$17.8 million non-cash after-tax increase in asset impairments;
▪$2.8 million after-tax increase in legal reserves; and
▪$0.7 million of other charges.
Excluding these items, 2022 net income from continuing operations increased $41.8 million compared to the prior year primarily due to the following:
▪$63.5 million after-tax increase driven by the results of our operations and equity in income from our unconsolidated affiliates;
▪Partially offset by a $21.7 million after-tax increase in interest expense associated with higher outstanding debt balances.

Conference Call
A conference call regarding this news release is scheduled for Thursday, February 23, 2023 at 9 a.m. ET. Investors and other interested parties may listen to the teleconference by accessing the online, real-time webcast and broadcast of the call at http://ir.churchilldownsincorporated.com/events.cfm, or by registering in advance via teleconference here. Once registration is completed, participants will be provided with a dial-in number containing a personalized conference code to access the call. All participants are encouraged to dial-in 15 minutes prior to the start time. An online replay will be available by noon ET on Thursday, February 23, 2023. A copy of the Company’s news release announcing quarterly results and relevant financial and statistical information about the period will be accessible at www.churchilldownsincorporated.com.

Use of Non-GAAP Measures
In addition to the results provided in accordance with GAAP, the Company also uses non-GAAP measures, including adjusted net income, adjusted diluted EPS, EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA.
The Company uses non-GAAP measures as a key performance measure of the results of operations for purposes of evaluating performance internally. These measures facilitate comparison of operating performance between periods and help investors to better understand the operating results of the Company by excluding certain items that may not be indicative of the Company's core business or operating results. The Company believes the use of these measures enables management and investors to evaluate and compare, from period to period, the Company’s operating performance in a meaningful and consistent manner. The non-GAAP measures are a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP, and should not be considered as an alternative to, or more meaningful than, net income or diluted EPS (as determined in accordance with GAAP) as a measure of our operating results.

We use Adjusted EBITDA to evaluate segment performance, develop strategy and allocate resources. We utilize the Adjusted EBITDA metric to provide a more accurate measure of our core operating results and enable management and investors to evaluate and compare from period to period our operating performance in a meaningful and consistent manner. Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure provided in accordance with GAAP. Our calculation of Adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.
Adjusted net income and adjusted diluted EPS exclude discontinued operations net income or loss; net income or loss attributable to noncontrolling interest; changes in fair value for interest rate swaps related to Rivers Des Plaines; Rivers Des Plaines' legal reserves and transaction costs; transaction expense, which includes acquisition and disposition related charges, as well as legal, accounting, and other deal-related expense; pre-opening expense; and certain other gains, charges, recoveries, and expenses.
Adjusted EBITDA includes the Company's portion of EBITDA from our equity investments.
Adjusted EBITDA excludes:
▪Transaction expense, net which includes:
–Acquisition, disposition, and land sale related charges;
–Direct online Sports and Casino business exit costs; and
–Other transaction expense, including legal, accounting, and other deal-related expense;
▪Stock-based compensation expense;
▪Rivers Des Plaines' impact on our investments in unconsolidated affiliates from:
–The impact of changes in fair value of interest rate swaps; and
–Legal reserves and transaction costs;
▪Asset impairments;
▪Gain on Calder land sale;
▪Legal reserves;
▪Pre-opening expense; and
▪Other charges, recoveries and expenses.
As of December 31, 2021, Arlington ceased racing and simulcast operations given the pending sale of the property to the Chicago Bears. Arlington's operating loss in the current year quarter is treated as an adjustment to EBITDA and is included in Other expenses, net in the Reconciliation of Comprehensive Income to Adjusted EBITDA.
For segment reporting, Adjusted EBITDA includes intercompany revenue and expense totals that are eliminated in the Consolidated Statements of Comprehensive Income. See the Reconciliation of Comprehensive Income to Adjusted EBITDA included herewith for additional information.

About Churchill Downs Incorporated
Churchill Downs Incorporated (NASDAQ: CHDN) has been creating extraordinary entertainment experiences for nearly 150 years, beginning with the company’s most iconic and enduring asset, the Kentucky Derby. Headquartered in Louisville, Kentucky, CDI has expanded through the development of live and historical racing entertainment venues, the growth of the TwinSpires horse racing online wagering business and the operation and development of regional casino gaming properties. More information is available at http://www.churchilldownsincorporated.com.

This news release contains various “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by the use of terms such as “anticipate,”

“believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “should,” “will,” and similar words or similar expressions (or negative versions of such words or expressions).
Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors, among others, that may materially affect actual results or outcomes include the following: the occurrence of extraordinary events, such as terrorist attacks, public health threats, civil unrest, and inclement weather, including as a result of climate change; the effect of economic conditions on our consumers' confidence and discretionary spending or our access to credit, including the impact of inflation; additional or increased taxes and fees; the impact of the novel coronavirus (COVID-19) pandemic, including the emergence of variant strains, and related economic matters on our results of operations, financial conditions and prospects; lack of confidence in the integrity of our core businesses or any deterioration in our reputation; loss of key or highly skilled personnel, as well as disruptions in the general labor market; the impact of significant competition, and the expectation the competition levels will increase; changes in consumer preferences, attendance, wagering, and sponsorships; risks associated with equity investments, strategic alliances and other third-party agreements; inability to respond to rapid technological changes in a timely manner; concentration and evolution of slot machine and HRM manufacturing or other technology conditions that could impose additional costs; failure to enter into or maintain agreements with industry constituents, including horsemen and other racetracks; inability to successfully focus on market access and retail operations for our TwinSpires Sports and Casino business and effectively compete; online security risk, including cyber-security breaches, or loss or misuse of our stored information as a result of a breach; reliance on our technology services and catastrophic events and system failures disrupting our operations; inability to identify and / or complete, or fully realize the benefits of acquisitions, divestitures, development of new venues or the expansion of existing facilities on time, on budget, or as planned; difficulty in integrating recent or future acquisitions into our operations; cost overruns and other uncertainties associated with the development of new venues and the expansion of existing facilities; general risks related to real estate ownership and significant expenditures, including risks related to environmental liabilities; personal injury litigation related to injuries occurring at our racetracks; compliance with the Foreign Corrupt Practices Act or other similar laws and regulations, or applicable anti-money laundering regulations; payment-related risks, such as risk associated with fraudulent credit card or debit card use; work stoppages and labor problems; risks related to pending or future legal proceedings and other actions; highly regulated operations and changes in the regulatory environment could adversely affect our business; restrictions in our debt facilities limiting our flexibility to operate our business; failure to comply with the financial ratios and other covenants in our debt facilities and other indebtedness; increases to interest rates (due to inflation or otherwise), disruption in the credit markets or changes to our credit ratings may adversely affect our business; increase in our insurance costs, or inability to obtain similar insurance coverage in the future, and any inability to recover under our insurance policies for damages sustained at our properties in the event of inclement weather and casualty events; and other factors described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission.
We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited except year ended 2022 and 2021 amounts)

	Three Months Ended December 31,		Years Ended December 31,
(in millions, except per common share data)	2022	2021	2022	2021
Net revenue:
Live and Historical Racing	$175.4	$90.3	$614.6	$409.1
TwinSpires	93.1	99.6	436.4	451.4
Gaming	210.9	172.1	755.9	695.4
All Other	0.7	2.8	2.9	41.3
Total net revenue	480.1	364.8	1,809.8	1,597.2
Operating expense:
Live and Historical Racing	131.7	71.6	400.9	288.9
TwinSpires	64.0	83.2	293.6	345.8
Gaming	150.9	121.3	537.9	476.3
All Other	2.2	5.3	11.0	40.1
Selling, general and administrative expense	51.5	38.8	164.2	138.5
Asset impairments	33.4	4.1	38.3	15.3
Transaction expense	34.7	5.8	42.1	7.9
Total operating expense	468.4	330.1	1,488.0	1,312.8
Operating income	11.7	34.7	321.8	284.4
Other income (expense):
Interest expense, net	(54.7)	(21.6)	(147.3)	(84.7)
Equity in income of unconsolidated affiliates	37.3	40.2	152.7	143.2
Gain on Calder land sale	—	—	274.6	—
Miscellaneous, net	2.6	0.4	7.0	0.7
Total other (expense) income	(14.8)	19.0	287.0	59.2
Income from continuing operations before provision for income taxes	(3.1)	53.7	608.8	343.6
Income tax benefit (provision)	4.1	(10.4)	(169.4)	(94.5)
Net income	$1.0	$43.3	$439.4	$249.1

Net income per common share - basic	$0.03	$1.13	$11.58	$6.45

Net income per common share - diluted	$0.03	$1.11	$11.42	$6.35

Weighted average shares outstanding:
Basic	37.6	38.3	37.9	38.6
Diluted	38.1	39.0	38.5	39.2

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED BALANCE SHEETS
December 31,

(in millions)	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$129.8	$291.3
Restricted cash	74.9	64.3
Accounts receivable, net	81.5	42.3
Income taxes receivable	14.0	66.0
Other current assets	44.3	37.6
Total current assets	344.5	501.5
Property and equipment, net	1,978.3	994.9
Investment in and advances to unconsolidated affiliates	659.4	663.6
Goodwill	723.8	366.8
Other intangible assets, net	2,391.8	348.1
Other assets	27.0	18.9
Long term assets held for sale	82.0	87.8
Total assets	$6,206.8	$2,981.6

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$145.5	$81.6
Accrued expenses and other current liabilities	361.0	231.7
Income taxes payable	2.1	0.9
Current deferred revenue	39.0	47.7
Current maturities of long-term debt	47.0	7.0
Dividends payable	27.0	26.1
Total current liabilities	621.6	395.0
Long-term debt (net of current maturities and loan origination fees of $10.2 in 2022 and $6.2 in 2021)	2,081.6	668.6
Notes payable (net of debt issuance costs of $22.9 in 2022 and $7.6 in 2021)	2,477.1	1,292.4
Non-current deferred revenue	11.8	13.3
Deferred income taxes	340.8	252.9
Other liabilities	122.4	52.6
Total liabilities	5,655.3	2,674.8
Commitments and contingencies
Shareholders' equity:
Preferred stock, no par value; 0.3 shares authorized; no shares issued or outstanding	—	—
Common stock, no par value; 150.0 shares authorized; 37.4 shares issued and outstanding December 31, 2022 and 38.1 shares at December 31, 2021	—	—
Retained earnings	552.4	307.7
Accumulated other comprehensive loss	(0.9)	(0.9)
Total shareholders' equity	551.5	306.8
Total liabilities and shareholders' equity	$6,206.8	$2,981.6

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended December 31,

(in millions)	2022	2021
Cash flows from operating activities:
Net income	$439.4	$249.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	113.7	103.2
Equity in income of unconsolidated affiliates	(152.7)	(143.2)
Distributions from unconsolidated affiliates	156.9	109.4
Stock-based compensation	31.8	27.8
Deferred income taxes	108.7	9.8
Asset impairments	38.3	15.3
Amortization of operating lease assets	5.3	5.3
Gain on Calder land sale	(274.6)	—
Other	7.4	5.3
Changes in operating assets and liabilities, net of businesses acquired and dispositions:
Income taxes	28.2	12.9
Deferred revenue	(12.7)	10.7
Other assets and liabilities	21.1	53.9
Net cash provided by operating activities	510.8	459.5
Cash flows from investing activities:
Capital maintenance expenditures	(50.2)	(39.5)
Capital project expenditures	(373.3)	(52.3)
Acquisition of businesses, net of cash acquired	(2,918.5)	—
Acquisition of gaming rights, net of cash acquired	(33.3)	—
Proceeds from the Calder land sale	279.0	—
Other	(7.4)	(8.6)
Net cash used in investing activities	(3,103.7)	(100.4)
Cash flows from financing activities:
Proceeds from borrowings under long-term debt obligations	2,862.4	780.8
Repayments of borrowings under long-term debt obligations	(205.4)	(430.9)
Payment of dividends	(26.0)	(24.8)
Repurchase of common stock	(174.9)	(297.5)
Cash settlement of stock awards	—	—
Taxes paid related to net share settlement of stock awards	(28.4)	(12.9)
Debt issuance costs	(27.3)	(6.9)
Change in bank overdraft	13.3	(10.5)
Other	2.3	2.2
Net cash provided by (used in) financing activities	2,416.0	(0.5)
Cash flows from discontinued operations:
Operating cash flows of discontinued operations	26.0	(124.0)
Net (decrease) increase in cash, cash equivalents and restricted cash	(150.9)	234.6
Cash, cash equivalents and restricted cash, beginning of year	355.6	121.0
Cash, cash equivalents and restricted cash, end of year	$204.7	$355.6

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
(in millions)	2022	2021	2022	2021
GAAP net income	$1.0	$43.3	$439.4	$249.1

Adjustments, continuing operations:
Changes in fair value of interest rate swaps related to Rivers Des Plaines	—	(4.9)	(12.6)	(12.9)
Legal reserves and transaction costs related to Rivers Des Plaines	—	1.3	0.6	9.9
Other charges	—	—	1.0	—
Transaction, pre-opening and other expense	40.7	7.8	62.7	13.9
Legal reserves	0.6	—	3.8	—
Asset impairments	33.4	4.1	38.3	15.3
Gain on Calder land sale	—	—	(274.6)	—
Income tax impact on net income adjustments(a)	(19.9)	(2.2)	51.2	(7.3)
Total adjustments	54.8	6.1	(129.6)	18.9
Adjusted net income	$55.8	$49.4	$309.8	$268.0

Adjusted diluted EPS	$1.46	$1.27	$8.05	$6.83

Weighted average shares outstanding - Diluted	38.1	39.0	38.5	39.2

(a)
The income tax impact for each adjustment is derived by applying the effective tax rate, including current and deferred income tax expense, based upon the jurisdiction and the nature of the adjustment.

	Three Months Ended December 31,		Years Ended December 31,
(in millions)	2022	2021	2022	2021
Total Handle
Churchill Downs Racetrack	$148.5	$147.5	$893.8	$732.0
TwinSpires Horse Racing	431.0	416.4	1,958.6	1,961.8

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(unaudited except year ended 2022 and 2021 amounts)

	Three Months Ended December 31,		Years Ended December 31,
(in millions)	2022	2021	2022	2021
Net revenue from external customers:
Live and Historical Racing:
Churchill Downs Racetrack	$14.2	$13.5	$196.8	$128.1
Louisville	41.4	41.3	169.9	154.3
Northern Kentucky	16.9	6.9	46.1	26.0
Southwestern Kentucky	33.6	28.6	131.4	100.7
Western Kentucky	4.3	—	4.5	—
Virginia	62.4	—	62.4	—
New Hampshire	2.6	—	3.5	—
Total Live and Historical Racing	175.4	90.3	614.6	409.1

TwinSpires:	93.1	99.6	436.4	451.4
Gaming:
Florida	25.0	25.8	106.2	100.0
Iowa	15.6	—	15.6	—
Louisiana	33.6	35.4	140.8	133.6
Maine	26.6	27.7	114.4	99.8
Maryland	23.3	21.9	105.3	100.6
Mississippi	23.8	26.1	101.8	117.3
New York	30.9	—	30.9	—
Pennsylvania	32.1	35.2	140.9	144.1
Total Gaming	210.9	172.1	755.9	695.4
All Other	0.7	2.8	2.9	41.3
Net revenue from external customers	$480.1	$364.8	$1,809.8	$1,597.2

Intercompany net revenues:
Live and Historical Racing	$5.5	$3.6	$31.8	$21.5
TwinSpires	1.2	1.6	5.2	6.4
Gaming	1.3	0.7	5.9	3.0
All Other	0.4	1.4	0.4	7.9
Eliminations	(8.4)	(7.3)	(43.3)	(38.8)
Intercompany net revenue	$—	$—	$—	$—

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(unaudited except year ended 2022 and 2021 amounts)

	Three Months Ended December 31, 2022
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Total
Net revenue from external customers
Pari-mutuel:
Live and simulcast racing	$12.9	$76.5	$6.1	$95.5	$—	$95.5
Historical racing(a)	143.4	—	5.0	148.4	—	148.4
Racing event-related services	4.4	—	1.1	5.5	—	5.5
Gaming(a)	2.6	6.4	177.8	186.8	—	186.8
Other(a)	12.1	10.2	20.9	43.2	0.7	43.9
Total	$175.4	$93.1	$210.9	$479.4	$0.7	$480.1

	Three Months Ended December 31, 2021
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Total
Net revenue from external customers
Pari-mutuel:
Live and simulcast racing	$13.1	$80.5	$7.2	$100.8	$2.5	$103.3
Historical racing(a)	69.0	—	—	69.0	—	69.0
Racing event-related services	3.2	—	0.2	3.4	0.1	3.5
Gaming(a)	—	10.7	152.7	163.4	—	163.4
Other(a)	5.0	8.4	12.0	25.4	0.2	25.6
Total	$90.3	$99.6	$172.1	$362.0	$2.8	$364.8

(a)
Food and beverage, hotel, and other services furnished to customers for free as an inducement to wager or through the redemption of our customers' loyalty points are recorded at the estimated standalone selling prices in Other revenue with a corresponding offset recorded as a reduction in historical racing pari-mutuel revenue for HRMs or gaming revenue for our casino properties. These amounts were $10.7 million for the three months ended December 31, 2022 and $5.9 million for the three months ended December 31, 2021.

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(unaudited except year ended 2022 and 2021 amounts)

	Year Ended December 31, 2022
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Total
Net revenue from external customers
Pari-mutuel:
Live and simulcast racing	$66.8	$367.4	$28.1	$462.3	$—	$462.3
Historical racing(a)	374.1	—	9.8	383.9	—	383.9
Racing event-related services	129.8	—	1.8	131.6	—	131.6
Gaming(a)	3.5	28.2	647.4	679.1	—	679.1
Other(a)	40.4	40.8	68.8	150.0	2.9	152.9
Total	$614.6	$436.4	$755.9	$1,806.9	$2.9	$1,809.8

	Year Ended December 31, 2021
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Total
Net revenue from external customers
Pari-mutuel:
Live and simulcast racing	$64.0	$380.7	$28.2	$472.9	$29.7	$502.6
Historical racing(a)	253.0	—	—	253.0	—	253.0
Racing event-related services	68.5	—	1.2	69.7	7.0	76.7
Gaming(a)	—	34.8	622.0	656.8	—	656.8
Other(a)	23.6	35.9	44.0	103.5	4.6	108.1
Total	$409.1	$451.4	$695.4	$1,555.9	$41.3	$1,597.2

(a)
Food and beverage, hotel, and other services furnished to customers for free as an inducement to wager or through the redemption of our customers' loyalty points are recorded at the estimated standalone selling prices in Other revenue with a corresponding offset recorded as a reduction in historical racing pari-mutuel revenue for HRMs or gaming revenue for our casino properties. These amounts were $33.9 million in 2022 and $20.9 million in 2021.

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(unaudited except year ended 2022 and 2021 amounts)

Adjusted EBITDA by segment is comprised of the following:

	Three Months Ended December 31, 2022
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other(a)	Eliminations	Total
Net revenue	$180.9	$94.3	$212.2	$487.4	$0.4	$(8.4)	$479.4

Taxes and purses	(50.6)	(5.7)	(72.0)	(128.3)	—	—	(128.3)
Marketing and advertising	(6.9)	(1.6)	(7.6)	(16.1)	—	0.2	(15.9)
Salaries and benefits	(20.3)	(6.9)	(30.7)	(57.9)	—	—	(57.9)
Content expenses	(1.2)	(42.8)	(1.9)	(45.9)	—	7.7	(38.2)
Selling, general, and administrative expense	(8.9)	(1.8)	(10.9)	(21.6)	(18.2)	0.2	(39.6)
Other operating expense	(31.9)	(10.6)	(27.6)	(70.1)	(0.1)	0.3	(69.9)
Other income	0.1	0.1	50.9	51.1	—	—	51.1
Adjusted EBITDA	$61.2	$25.0	$112.4	$198.6	$(17.9)	$—	$180.7

	Three Months Ended December 31, 2021
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Eliminations	Total
Net revenue	$93.9	$101.2	$172.8	$367.9	$4.2	$(7.3)	$364.8

Taxes & purses	(30.9)	(8.0)	(63.3)	(102.2)	(1.2)	—	(103.4)
Marketing and advertising	(3.0)	(13.6)	(4.3)	(20.9)	(0.1)	0.1	(20.9)
Salaries and benefits	(12.2)	(7.0)	(24.1)	(43.3)	(1.2)	—	(44.5)
Content expenses	(0.6)	(44.5)	(1.2)	(46.3)	(1.2)	6.7	(40.8)
Selling, general, and administrative expense	(3.6)	(2.9)	(8.9)	(15.4)	(14.9)	0.4	(29.9)
Other operating expense	(13.2)	(12.3)	(19.4)	(44.9)	(1.4)	0.2	(46.1)
Other income	0.2	—	47.4	47.6	0.3	(0.1)	47.8
Adjusted EBITDA	$30.6	$12.9	$99.0	$142.5	$(15.5)	$—	$127.0

(a)	The revenue and expenses associated with the Adjusted EBITDA for All Other excludes the results of Arlington.

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(unaudited except year ended 2022 and 2021 amounts)

Adjusted EBITDA by segment is comprised of the following:

	Year Ended December 31, 2022
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other(a)	Eliminations	Total
Net revenue	$646.4	$441.6	$761.8	$1,849.8	$0.8	$(43.3)	$1,807.3

Taxes & purses	(168.6)	(27.0)	(278.1)	(473.7)	—	—	(473.7)
Marketing and advertising	(19.8)	(13.0)	(18.9)	(51.7)	(0.2)	0.2	(51.7)
Salaries and benefits	(63.4)	(26.8)	(102.7)	(192.9)	—	—	(192.9)
Content expenses	(3.4)	(203.3)	(8.3)	(215.0)	—	41.4	(173.6)
Selling, general, and administrative expense	(18.6)	(9.7)	(31.3)	(59.6)	(60.1)	1.3	(118.4)
Other operating expense	(85.5)	(47.8)	(91.5)	(224.8)	(0.5)	0.4	(224.9)
Other income	0.4	0.1	190.9	191.4	0.1	—	191.5
Adjusted EBITDA	$287.5	$114.1	$421.9	$823.5	$(59.9)	$—	$763.6

	Year Ended December 31, 2021
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Eliminations	Total
Net revenue	$430.6	$457.8	$698.4	$1,586.8	$49.2	$(38.8)	$1,597.2

Taxes & purses	(126.3)	(30.7)	(264.4)	(421.4)	(13.1)	—	(434.5)
Marketing and advertising	(12.9)	(49.4)	(11.8)	(74.1)	(0.5)	0.1	(74.5)
Salaries and benefits	(48.4)	(27.0)	(87.1)	(162.5)	(7.8)	—	(170.3)
Content expenses	(2.5)	(206.6)	(4.7)	(213.8)	(5.7)	36.9	(182.6)
Selling, general, and administrative expense	(12.8)	(11.0)	(27.9)	(51.7)	(55.2)	1.5	(105.4)
Other operating expense	(53.0)	(50.4)	(72.3)	(175.7)	(10.0)	0.4	(185.3)
Other income	0.3	—	181.7	182.0	0.5	(0.1)	182.4
Adjusted EBITDA	$175.0	$82.7	$411.9	$669.6	$(42.6)	$—	$627.0

(a)	The revenue and expenses associated with the Adjusted EBITDA for All Other excludes the results of Arlington.

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(unaudited except year ended 2022 and 2021 amounts)

	Three Months Ended December 31,		Years Ended December 31,
(in millions)	2022	2021	2022	2021
Reconciliation of Comprehensive Income to Adjusted EBITDA:

Net income and comprehensive income	$1.0	$43.3	$439.4	$249.1

Additions:
Depreciation and amortization	35.0	25.3	113.7	103.2
Interest expense	54.7	21.6	147.3	84.7
Income tax (benefit) provision	(4.1)	10.4	169.4	94.5
EBITDA	$86.6	$100.6	$869.8	$531.5

Adjustments to EBITDA:
Selling, general and administrative:
Stock-based compensation expense	$8.3	$7.4	$31.8	$27.8
Legal reserves	0.6	—	3.8	—
Other charges	1.7	—	7.4	0.2
Pre-opening expense and other expense	4.3	2.0	13.2	5.8
Other income, expense:
Interest, depreciation and amortization expense related to equity investments	11.1	10.7	42.8	41.5
Changes in fair value of Rivers Des Plaines' interest rate swaps	—	(4.9)	(12.6)	(12.9)
Rivers Des Plaines' legal reserves and transaction costs	—	1.3	0.6	9.9
Other charges and recoveries, net	—	—	1.0	—
Gain on Calder land sale	—	—	(274.6)	—
Transaction expense, net	34.7	5.8	42.1	7.9
Asset impairments	33.4	4.1	38.3	15.3
Total adjustments to EBITDA	94.1	26.4	(106.2)	95.5
Adjusted EBITDA	$180.7	$127.0	$763.6	$627.0

Adjusted EBITDA by segment:
Live and Historical Racing	$61.2	$30.6	$287.5	$175.0
TwinSpires	25.0	12.9	114.1	82.7
Gaming	112.4	99.0	421.9	411.9
Total segment Adjusted EBITDA	198.6	142.5	823.5	669.6
All Other	(17.9)	(15.5)	(59.9)	(42.6)
Total Adjusted EBITDA	$180.7	$127.0	$763.6	$627.0

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL JOINT VENTURE FINANCIAL STATEMENTS
(Unaudited)

Summarized financial information for our equity investments is comprised of the following:

	Three Months Ended December 31,		Years Ended December 31,
(in millions)	2022	2021	2022	2021
Net revenue	$212.2	$201.0	$825.5	$740.0
Operating and SG&A expense	128.7	123.6	509.1	434.2
Depreciation and amortization	8.3	4.5	25.8	17.6
Operating income	75.2	72.9	290.6	288.2
Interest and other expense, net	(11.0)	(3.9)	(24.8)	(38.6)
Net income	$64.2	$69.0	$265.8	$249.6

	December 31,
(in millions)	2022	2021
Assets
Current assets	$91.0	$96.0
Property and equipment, net	345.7	312.3
Other assets, net	265.0	264.1
Total assets	$701.7	$672.4

Liabilities and Members' Deficit
Current liabilities	$97.9	$95.3
Long-term debt	838.6	786.9
Other liabilities	0.2	20.6
Members' deficit	(235.0)	(230.4)
Total liabilities and members' deficit	$701.7	$672.4

CHURCHILL DOWNS INCORPORATED
PLANNED CAPITAL PROJECTS
(Unaudited)
Planned capital projects for the Company are as follows:

(in millions)	Project	Target Completion	Planned Spend

Live and Historical Racing Segment
Churchill Downs Racetrack	First Turn Experience	May 2023	$90
	Paddock Project	May 2024	$185 - $200
Derby City Gaming	Expansion and Hotel	Late 2022 / Second Quarter 2023	$80
Derby City Gaming Downtown	Property Build Out	Second Half 2023	$90
Rosie's Emporia HRM Entertainment Venue	Property Build Out	Third Quarter 2023	$30
Ellis Park and Owensboro Annex	Property Build Out	2024	$75
Dumfries Project	Property Build Out	2024	$400
New Hampshire HRM Facility	Property Build Out	2024	Up to $150

Gaming Segment
Fair Grounds and VSI	HRMs in OTBs	2023	$35
Terre Haute Casino Resort	Property Build Out	Early 2024	Up to $290